Angel Oak Financial Strategies Income Term Trust 8-K

Exhibit 99.1

Angel Oak Financial Strategies Income Term Trust Announces Preliminary Results of Rights Offering

ATLANTA – May 15, 2025 – Angel Oak Financial Strategies Income Term Trust (NYSE: FINS) (the “Fund”) today announced the preliminary results of its transferable rights offering (the “Offer”). The Offer commenced on April 21, 2025, and expired on May 14, 2025 (the “Expiration Date”).

The Offer entitled rights holders to subscribe for up to an aggregate of 8,354,213 of the Fund’s common shares of beneficial interest, par value $0.001 per share (“Common Shares”). The final subscription price of $13.23 per Common Share was determined based upon a formula equal to 90% of the Fund’s net asset value per Common Share at the close of trading on the NYSE on the Expiration Date. As a result of high investor demand, the Offer was over-subscribed. The over-subscription requests exceeded the over-subscription shares available. Accordingly, the shares subscribed for pursuant to the over-subscription privilege of the Offer will be allocated pro rata among those fully exercising record date shareholders who over-subscribed based on the number of rights originally issued to them by the Fund. The Common Shares subscribed for will be issued after completion of the pro rata allocation of over-subscription shares and receipt of all shareholder payments. The Fund will return to those investors who submitted over-subscription requests the full amount of their excess payments.

The Fund will issue all of the 8,354,213 Common Shares offered pursuant to the Offer. The gross proceeds of the Offer are expected to be approximately $110.4 million.

“We are very pleased with the results of the FINS rights offering,” said Johannes Palsson, Portfolio Manager for the Fund. “We continue to see significant opportunities across the capital stack for bank investors. We expect significant debt issuance from community banks over the coming months, as the 2020 post COVID vintage moves into floating rate / call period. The sector should also benefit from a lighter touch regulatory background and increased M&A activity under the new administration,” said Palsson.

ABOUT FINS

Led by Angel Oak’s experienced financial services team, FINS invests predominantly in U.S. financial sector debt as well as selective opportunities across financial sector preferred and common equity. Under normal circumstances, at least 50% of FINS’ portfolio is publicly rated investment grade or, if unrated, judged to be of investment grade quality by Angel Oak.

ABOUT ANGEL OAK CAPITAL ADVISORS, LLC

Angel Oak Capital Advisors (the “Adviser”) is an investment management firm focused on providing compelling fixed-income investment solutions to its clients. Backed by a value-driven approach, the Adviser seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation. Its experienced investment team seeks the best opportunities in fixed income, with a specialization in mortgage-backed securities and other areas of structured credit.

On April 1, 2025, Angel Oak Companies, LP, the parent of Angel Oak Asset Management Holdings, LLC, itself the parent company of the Adviser, announced that it signed a definitive agreement pursuant to which Brookfield Asset Management Ltd. will acquire a majority interest in Angel Oak Companies, LP and its subsidiaries, including the Adviser (the “Transaction”). The closing of the Transaction is expected to be completed by September 30, 2025. The Transaction is not expected to result in any material change in the day-to-day management of the Fund. However, the closing of the Transaction is subject to certain conditions, and there can be no assurance that the Transaction will be completed as planned, or that the necessary conditions will be satisfied. If successful, the closing of the Transaction would be deemed to be a change of “control” of Angel Oak Companies, LP and its subsidiaries (collectively, “Angel Oak”), including the Adviser, under the Investment Company Act of 1940, and deemed “assignment” of the Fund’s investment advisory agreement (the “Existing Advisory Agreement”), which would result in the automatic termination of the Fund’s Existing Advisory Agreement. However, following the closing of the Transaction, the existing management team of Angel Oak will continue to independently manage the day-to-day business of Angel Oak and the Adviser, and will control the board of directors of Angel Oak.

At a meeting held on April 23, 2025, the Board of the Fund approved a new investment advisory agreement between Angel Oak and the Fund (the “New Advisory Agreement”), subject to shareholder approval at a shareholder meeting to be held on June 26, 2025. This communication is not a proxy and is not soliciting any proxy in connection therewith, which can only be done by means of a proxy statement.

Information regarding the Fund and the Adviser can be found at www.angeloakcapital.com.

Past performance is neither indicative nor a guarantee of future results. Investors should read the prospectus supplement and accompanying prospectus and consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. For more information, please contact your investment representative or EQ Fund Solutions at 866-751-6314.

Contacts

Media:
Trevor Davis, Gregory FCA for Angel Oak Capital Advisors
443-248-0359
trevor@gregoryfca.com

Company Contact:
Randy Chrisman, Chief Marketing & Corporate IR Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com